Exhibit 10.3

August 20, 2009	OFFER OF AT-WILL EMPLOYMENT

Mr. Chris Gopal

Dear Chris,

Overland Storage, Inc. is pleased to extend the following offer of employment under the general terms set forth below:

Position:	Vice President, Worldwide Operations (an executive officer position)
Location:	4820 Overland Ave, San Diego, CA 92123
Reports to:	Eric Kelly, Chief Executive Officer
Appointment Date:	September 8, 2009 (corresponding with start date)

Compensation:	$225,000 annual compensation paid in accordance with our normal payroll practices and subject to normal withholding. You will be eligible to participate in the executive incentive plan upon final approval of the Compensation Committee of the Board of Directors (the “Committee”). Management currently intends to propose an executive incentive plan based on corporate and individual goals to be established by the Committee with a target compensation of 50% of your annual compensation, payable in a combination of restricted stock and cash.

Stock Options:	Management will recommend that the Committee award you an option to purchase 120,000 shares of Overland common stock at the Committee’s next regularly scheduled meeting. The recommended option will be have an exercise price equal to the fair market value on the date of grant and will vest over a 24-month period. Additionally, the recommended option will contain language that will result in full vesting in the event of a change of control of Overland.

Severance and
Change of Control:	Management will recommend to the Committee that you become party to an Employment and Severance Agreement that will provide that, in the event you are terminated without cause, Overland will provide severance benefits of six (6) months’ salary, six (6) months’ bonus accrual and six (6) months medical COBRA coverage, paid over the six (6) months following termination. In the event you are terminated without cause within two (2) years following a change of control, you would receive the same benefits but they would be paid immediately upon termination. The Employment and Severance Agreement will set forth the eligibility and other terms and conditions of these benefits. Management will recommend that the eligibility and other terms and conditions (other than the amount of the benefits) you will receive be substantially the same as those for other Vice Presidents who are executive officers.

Chris Gopal

Offer of Employment

August 20, 2009

IRC Section 409A
Limitation:	The timing of all payments referenced above will be subject to restrictions, if applicable, under Internal Revenue Code Section 409A.

Overland requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position. Overland also requires as a condition of your employment that you execute the attached and return it to the Human Resources Department prior to your start date. Your employment will not be effective until we receive an executed copy.

At Overland we strive to maintain a safe, drug-free work environment conducive to effective business operations. We require that our personnel and operating practices be consistent with the highest standards of health and safety. To meet these objectives, Overland requires successful completion of a drug screen test as a condition of employment. Please contact Human Resources and they will set up your appointment.

Your Overland benefits will be effective on the first day of the month following your start date. Overland is committed to making available excellent benefit programs and family services that respond to the needs of our employees. We believe we offer a flexible and competitive package. You will meet with our Human Resources Department upon your arrival so that they can explain your new benefits and sign you up for coverage.

The Immigration Reform and Control Act of 1986 requires employers to provide verification of a new employee’s identity and employment eligibility on their first day of employment. It is necessary, therefore, that you complete the US Government and Employment Eligibility Verification Form (I-9) and provide documentation to verify your identity and employment eligibility. In order to begin your employment with us, and as part of our normal process, please bring your I-9 documents with you on your first day of work.

Your employment with Overland will be “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Overland at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as Overland’s personnel policies and procedures may be changed with or without notice at any time in the sole discretion of Overland, subject to benefits you may be entitled to under the Employment and Severance Agreement referenced above. The “at-will” nature of your employment will remain unchanged during your tenure as an employee and may be changed only by an express written agreement that is signed by you and by the Chief Executive Officer.

As an Overland employee, you will be asked to continually support our vision by living up to our values of Respect, Innovation, Winning, Customers, and Knowledge. You will learn more about Overland and our values during your new hire orientation and you can learn more prior to your start of employment by visiting our website: www.overlandstorage.com. In particular, you will required

Chris Gopal

Offer of Employment

August 20, 2009

to comply with Overland’s Code of Business Conduct and Ethics, a copy of which is available in the investor relations section of our website. Please feel free to bring any questions you may have to that discussion.

In order to document your acceptance, please countersign this letter no later than close of business Friday, August 21, 2009 and return to Eric Kelly. Additionally, we will send a background check authorization form for your signature. Please return it with this letter if you have not previously signed such form in conjunction with your employment application. Your employment is conditioned on our receipt of your executed copies of each of this letter and the background check authorization form.

Chris, we look forward to you joining the Overland Executive Management Team.

Very truly yours,

/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

Acceptance:	/s/ Chris Gopal
Chris Gopal

By signing, I understand, acknowledge and agree to all of the terms of this offer.